Exhibit 5.1
October 20, 2011
First BanCorp.
1519 Ponce de Leon Avenue, Stop 23
San Juan, Puerto Rico 00908

RE:	First BanCorp.
Registration Statement on Form S-1 (Registration No. 333-176469)
Ladies and Gentlemen:
I am Executive Vice President and General Counsel to First BanCorp., a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Corporation”), and I am familiar with the filing of the referenced Registration Statement, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the offer of up to 10,651,835 shares of the Corporation’s Common Stock, par value $0.10 per share (the “Rights Shares”), issuable upon the exercise of transferable rights to be issued to stockholders of record on September 6, 2011 (the “Subscription Rights”).
In connection with this opinion letter, I have examined the Registration Statement and originals, or copies certified or otherwise identified to my satisfaction, of the Restated Articles of Incorporation and By-Laws of the Corporation and such other documents, records and other instruments as I have deemed appropriate for purposes of the opinion set forth herein.
I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.
Based upon the foregoing, I am of the opinion that (i) the Subscription Rights, when issued, will be binding obligations of the Corporation under the laws of the Commonwealth of Puerto Rico and (ii) the Rights Shares have been duly authorized by the Corporation and, when issued, sold and delivered by the Corporation upon the exercise of the Subscription Rights in accordance with the terms and conditions described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the Commonwealth of Puerto Rico and the federal laws of the United States of America.
I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.
Very truly yours,
/s/ Lawrence Odell
Lawrence Odell